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                                                                   Exhibit 10.20

                                 PROMISSORY NOTE
                                 (Renewal Note)
                         (Variable Rate, Revolving Loan)

Not to Exceed $15,000,000.00                           Sioux Falls, South Dakota
                                                                 January 1, 2003

         FOR VALUE RECEIVED, NORTHERN LIGHTS ETHANOL, LLC, a South Dakota Limited Liability Company ("Borrower"), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association ("Lender", which term shall include any future holder hereof), at 141 N. Main Avenue, Sioux Falls, South Dakota, or at such other place as Lender may from time-to-time designate in writing, in lawful money of the United States of America, the principal sum of Fifteen Million & 00/100 Dollars ($15,000,000.00) or so much thereof as may be advanced hereunder, including all amounts due or incurred by Borrower in accordance with the terms of the Loan Agreement between Borrower and Lender dated as of July 11, 2001, or due or incurred by Borrower under the terms of any other Loan Document as defined in such Loan Agreement.

         PARTIAL RENEWAL OF LOAN. This Promissory Note partially supercedes and replaces that Promissory Note dated July 11, 2001, in the original principal amount of $31,100,000.00 which Borrower delivered to Lender pursuant to the Loan Agreement between Borrower and Lender dated as of July 11, 2001, (the `Prior Note"). The original principal amount of this Note represents, Fifteen Million Dollars ($15,000,000.00) of the unpaid principal balance of the Prior Note after application of all payments made by Borrower thereunder. Lender acknowledges that the Construction Loan has qualified for conversion to the Term Loan under the terms of the Loan Agreement.

         REPAYMENT. Borrower agrees to pay to the order of Lender interest at the fixed annual rate of Six and Ninety-five Hundredth percent (6.95%) on all outstanding amounts hereunder. The principal amount of this Promissory Note shall be amortized over a period of ten (10) years (120 months) commencing January 1, 2003. Payments of all interest accrued hereunder and amortized principal shall be made March 31, June 30, September 30 and December 31 of each year unless such day is not a Business Day as defined in the Loan Agreement (in which case the Business Day which immediately follows such day shall apply) (the "Quarterly Payment Date"). The first Quarterly Payment Date shall be March 31, 2003, and each Quarterly Payment Date thereafter until December 31, 2007 (the "Maturity Date"). Interest shall be calculated on a 365/360 simple basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balanced, multiplied by the actual number of days the principal balance is outstanding. In addition to the foregoing payments, Borrower shall pay Lender all interest accrued (or prepay interest which shall accrue) under the Prior Note, as well as any non-principal item accrued under such Prior Note, if any, through December 31, 2002, not later than the close of such Business Day.

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         PAYMENT IN FULL AT MATURITY. The total unpaid principal amount and all interest thereon and any other amount due hereunder shall be payable on the Maturity Date. THIS NOTE REQUIRES A BALLOON PAYMENT.

         PAYMENTS. All payments under this Note shall be made in immediately available funds. In the event there is no outstanding Event of Default, all payments made hereunder shall be credited first to accrued interest, next to unpaid principal, and next, in such order as Lender may determined in its sole and absolute discretion, to other fees, charges, or costs and expenses payable by Borrower under this Note or in connection with any other Loan Document.

         BREAKFUNDING PREPAYMENT INDEMNITY.

         PREPAYMENT: There shall be no prepayments of this Note, provided that Lender may consider requests for its consent with respect to prepayment of this Note, without incurring an obligation to do so, and Borrower acknowledges that in the event that such consent is granted, Borrower shall be required to pay Lender, upon prepayment of all or part of the principal amount before final maturity, an Indemnity Amount equal to the maximum of: (a) zero, or (b) that amount, calculated on any prepayment date, which is derived by subtracting: (1) the principal amount of the Note or portion of the Note to be prepaid from (2) the Net Present Value of the Note or portion of the Note to be prepaid on such date of prepayment.

         "NET PRESENT VALUE" shall mean the amount which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by Lender over the shorter of the remaining contractual life of the Note or next repricing date if Lender had instead initially invested the Note proceeds at the Initial Money Market Rate. The individual discount rate used to present value each prospective payment of interest and/or principal shall be the Money Market Rate at Prepayment for the maturity matching that of each specific payment of principal and/or interest.

         "INITIAL MONEY MARKET RATE" shall mean the rate per annum, determined solely by Lender, on the first day of the term of this Note or the most recent repricing date or as mutually agreed upon by Borrower and Lender, as the rate at which Lender would be able to borrow funds in Money Markets for the amount of this Note and with an interest payment frequency and principal repayment schedule equal to this Note and for a term as may be arranged and agreed upon by Borrower and Lender. Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency. Borrower acknowledges that Lender is under no obligation to actually purchase and/or match funds for the Initial Money Market Rate of this Note.

         "MONEY MARKET RATE AT PREPAYMENT" shall mean that zero-coupon rate, calculated on the date of prepayment, and determined solely by Lender, as the rate in which Lender would be able to borrow funds in Money Markets for the prepayment amount matching the maturity of a specific prospective Note payment or repricing date. Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency. A separate Money Market Rate at Prepayment will be calculated for each prospective interest and/or principal payment date.


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         "MONEY MARKETS" shall mean one or more wholesale funding mechanisms available to Lender, including negotiable certificates of deposit, eurodollar deposits, bank notes, fed funds, interest rate swaps, or others.

         In calculating the amount of such an Indemnity Amount, Lender is hereby authorized by Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters, as Lender may deem appropriate. If Borrower fails to pay any Indemnity Amount when due, the amount of such Indemnity Amount shall thereafter bear interest until paid at the Default Rate specified in this Note (computed on the basis of a 360-day year, actual days elapsed). Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and such prepayment shall be applied to the principal installments in the inverse order of their maturities. All partial prepayments shall be in increments of $100,000.00.

         MANDATORY PREPAYMENTS. Borrower shall make mandatory prepayments of the principal amount of the Loan as mandated by Borrower's Excess Cash Flow from time-to-time, as defined and provided for in Schedule V of the Loan Agreement. Prepayments shall not reduce the amount of any scheduled payments due hereunder.

         COLLATERAL; COORDINATION WITH LOAN AGREEMENT. This Note is within the definition of the "Note" in the Loan Agreement, and is subject to the additional terms and conditions set forth in the Loan Agreement and the Loan Documents referred to therein. This Note is secured by a Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated as of July 11, 2001, on the Project, as well as other collateral described in the Loan Agreement and the other Loan Documents. Capitalized terms not defined herein shall have the meaning given such terms in the Loan Agreement.

         LATE PAYMENT; GRACE PERIOD. If a payment due hereunder is not made within five (5) days after the date when due, Borrower shall pay to Lender a late payment charge of Five Hundred Dollars ($500.00) to compensate Lender for a portion of the cost related to handling the overdue payment. After any Event of Default, as defined in the Loan Agreement, then the entire principal sum evidenced by this Note, together with all accrued and unpaid interest, shall, at the option of the holder hereof, bear interest at the rate per annum (the "Default Rate") equal to 3% in excess of the rate of interest per annum which would otherwise be payable hereunder, and become immediately due and payable without further notice (except as provided in the Loan Agreement), demand or presentment for payment, and without any relief whatever from any valuation or appraisement laws.

         PAYMENT OF OTHER ITEMS. If Borrower defaults under any of the terms of this Note, Borrower shall pay all reasonable costs and expenses, including without limitation attorneys' fees (including any service tax thereon) and costs, incurred by Lender in enforcing this Note immediately upon Lender's demand, whether or not any action or proceeding is commenced by Lender. Without limiting the generality of the preceding sentence, such costs and expenses shall include all attorneys' fees and costs incurred by Lender in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Borrower or any surety, guarantor or endorser of this Note which in any way affects Lender's


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exercise of its rights and remedies under this Note or under the Loan Agreement or any other Loan Document. Maker hereby stipulates that Lender is a "regulated lender" within the meaning of SDCL 54-3-13 and other applicable South Dakota statutes.

         NO OFFSET. No indebtedness evidenced by this Note shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Borrower now has or may hereafter acquire or allege to have acquired against Lender. To the fullest extent permitted by law, Borrower waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

         CERTAIN BORROWER WAIVERS. Borrower waives presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note and any lack of diligence or delays in collection or enforcement of this Note. Borrower agrees that this Note, or any payment hereunder, may be extended from time-to-time, and Borrower consents to the release of any party liable for the obligation evidenced by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of Borrower.

         APPLICABLE LAW. This note shall be construed under and governed by the laws of the State of South Dakota, without giving effect to conflict of laws or principles thereof, but giving effect to federal laws of the United States applicable to national banks. Whenever possible, each provision of this note and any other statement, instrument or transaction contemplated hereby or relating hereto, shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this note or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this note or any other statement, instrument or transaction contemplated hereby or relating hereto.

         NO WAIVER; CERTAIN MISCELLANEOUS PROVISIONS. Failure to exercise any option provided herein shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. No modification or waiver by Lender of any of the terms of this Note shall be valid or binding on Lender unless such modification or waiver is in writing and sighed by Lender. Without limiting the generality of the preceding sentence, no delay, omission or forbearance by Lender in exercising or enforcing any of its rights and remedies under this Note shall constitute a waiver of such rights or remedies. Lender's rights and remedies under this Note are cumulative with and in addition to all other legal and equitable rights and remedies which Lender may have in connection with the Loan. The headings of paragraphs of this Note are for convenience of the parties only and shall not be used in interpreting this Note. If this Note


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is lost, stolen, or destroyed, upon Borrower's receipt of a reasonably satisfactory indemnification agreement executed by Lender, or if this Note is mutilated, upon Lender's surrender of the mutilated Note to Borrower, Borrower shall execute and deliver to Lender a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note. Time is of the essence in the performance of each provision of this Note by Borrower.

         AT THE OPTION OF LENDER, THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR SOUTH DAKOTA STATE COURT SITTING IN SIOUX FALLS, SOUTH DAKOTA; AND BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

         BORROWER AND LENDER EACH IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS (AS DEFINED IN THE LOAN AGREEMENT) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.


                                            NORTHERN LIGHTS ETHANOL, LLC


                                            By:  /s/ Delton Strasser
                                               ---------------------------------
                                                   Delton Strasser
                                            Its:  Chairman of the Board





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